EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION
by and among
VICON INDUSTRIES, INC.,
VI MERGER SUB, INC.
and
IQINVISION, INC.
Dated as of March 28, 2014

TABLE OF CONTENTS
Article and Page Numbers
Article 1 TRANSACTIONS AND TERMS OF MERGER    2
1.1    Merger.    2
1.2    Time and Place of Closing.    2
1.3    Effective Time.    2
Article 2 EFFECT OF MERGER    2
2.1    Charter.    2
2.2    Bylaws.    2
2.3    Directors and Officers.    3
Article 3 MANNER OF CONVERTING SHARES    3
3.1    Conversion of Shares.    3
3.2    Reserved.    4
3.3    Shares Held by Target or Buyer.    4
3.4    Dissenting Shareholders.    4
3.5    Fractional Shares.    5
3.6    Target Stock Options and Stock Appreciation Rights.    5
Article 4 EXCHANGE OF SHARES    6
4.1    Exchange Procedures.    6
4.2    Rights of Former Target Shareholders.    7
Article 5 REPRESENTATIONS AND WARRANTIES OF TARGET    8
5.1    Organization, Standing, and Power.    8
5.2    Authority of Target; No Breach By Agreement.    8
5.3    Capital Stock.    9
5.4    Target Subsidiaries.    10
5.5    Financial Statements.    10
5.6    Absence of Undisclosed Liabilities.    10
5.7    Absence of Certain Changes or Events.    10
5.8    Tax Matters.    10
5.9    Real Property.    12
5.10    Assets.    12
5.11    Intellectual Property.    13
5.12    Environmental Matters.    14
5.13    Compliance with Laws.    15
5.14    Labor Relations.    16
5.15    Employee Benefit Plans    16
5.16    Material Contracts.    19
5.17    Privacy of Customer Information    20
5.18    Legal Proceedings.    20
5.19    Statements True and Correct.    21

5.20    Tax and Regulatory Matters.    21
5.21    Required Vote of Target Shareholders.    22
5.22    Board Recommendation.    22
Article 6 REPRESENTATIONS AND WARRANTIES OF BUYER    22
6.1    Organization, Standing, and Power.    22
6.2    Authority; No Breach By Agreement.    23
6.3    Capital Stock.    23
6.4    Buyer Subsidiaries.    24
6.5    SEC Filings; Financial Statements.    25
6.6    Absence of Undisclosed Liabilities.    26
6.7    Absence of Certain Changes or Events.    27
6.8    Tax Matters.    27
6.9    Real Property.    28
6.10    Assets.    29
6.11    Intellectual Property.    30
6.12    Environmental Matters.    30
6.13    Compliance with Laws.    31
6.14    Labor Relations.    32
6.15    Employee Benefit Plans.    32
6.16    Material Contracts.    36
6.17    Privacy of Customer Information    36
6.18    Legal Proceedings.    37
6.19    Reports.    37
6.20    Statements True and Correct.    37
6.21    Vote of Buyer Shareholders.    38
6.22    Authority of Sub.    38
6.23    Tax and Regulatory Matters.    38
6.24    Board Recommendation.    39
Article 7 CONDUCT OF BUSINESS PENDING CONSUMMATION    39
7.1    Affirmative Covenants of Target.    39
7.2    Negative Covenants of Target.    39
7.3    Affirmative Covenants of Buyer.    41
7.4    Negative Covenants of Buyer.    41
7.5    Adverse Changes in Condition.    43
Article 8 ADDITIONAL AGREEMENTS    43
8.1    Registration Statement; Proxy Statement; Shareholder Approval.    43
8.2    Other Offers, Etc.    45
8.3    Exchange Listing.    46
8.4    Consents of Regulatory Authorities.    46
8.5    Filings with State Offices.    47
8.6    Agreement as to Efforts to Consummate.    47
8.7    Investigation and Confidentiality.    47
8.8    Press Releases.    48
8.9    Tax Treatment.    48
- ii -

8.10    State Takeover Laws.    48
8.11    Employee Benefits and Contracts.    48
8.12    Indemnification of Target Directors and Officers.    49
8.13    Buyer Board.    50
8.14    Section 16 Matters.    51
Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE    51
9.1    Conditions to Obligations of Each Party.    51
9.2    Conditions to Obligations of Buyer.    52
9.3    Conditions to Obligations of Target.    53
Article 10 TERMINATION    54
10.1    Termination.    54
10.2    Effect of Termination.    56
Article 11 RESERVED    56
Article 12 MISCELLANEOUS    56
12.1    Definitions.    56
12.2    Expenses.    68
12.3    Brokers and Finders.    69
12.4    Entire Agreement.    70
12.5    Amendments.    70
12.6    Waivers.    70
12.7    Assignment.    70
12.8    Notices.    71
12.9    Governing Law.    71
12.10    Counterparts.    72
12.11    Captions; Articles and Sections.    72
12.12    Interpretations.    72
12.13    Enforcement of Agreement.    72
12.14    Severability.    72

- iii -

EXHIBIT INDEX
Exhibit        Description

Exhibit 1    Target Voting Agreement
Exhibit 2    Buyer Voting Agreement
Exhibit 3    Post Closing Lock-Up Agreement

Annex A     Approving Target Shareholders
Annex B     Approving Buyer Shareholders
Annex C     Lock-Up Shareholders
Annex D    Non-Continuing Directors

- iv -

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 28, 2014, by and among VICON INDUSTRIES, INC. (“Buyer”), a New York corporation; VI MERGER SUB, INC. (“Sub”), a California corporation; and IQINVISION, INC. (“Target”), a California corporation.
Preamble
The respective Boards of Directors of Target, Sub and Buyer are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Sub with and into Target. At the effective time of such Merger, the outstanding shares of the capital stock of Target shall be converted into the right to receive shares of the common stock of Buyer (except as provided herein). As a result, shareholders of Target shall become shareholders of Buyer and Target shall continue to conduct its business and operations as a wholly owned subsidiary of Buyer. The transactions described in this Agreement are subject to the approvals of the shareholders of Target, the shareholders of Buyer, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
Concurrently with the execution and delivery of this Agreement and as a condition to Buyer’s willingness to enter into this Agreement, the holders of Target Common Stock and Target Preferred Stock listed on Annex A (the “Approving Target Shareholders”) have entered into a Voting Agreement, dated as of the date of this Agreement, a copy of which is attached as Exhibit 1 hereto (the “Target Voting Agreement”), pursuant to which such Approving Target Shareholders have, among other things, agreed to vote all of the stock of Target owned by such Approving Target Shareholders in favor of the adoption of the Target Shareholder Approval Matters;
Concurrently with the execution and delivery of this Agreement and as a condition to Target’s willingness to enter into this Agreement, the shareholders of Buyer listed on Annex B (the “Approving Buyer Shareholders”) have entered into a Voting Agreement, dated as of the date of this Agreement, substantially in the form which is attached as Exhibit 2 hereto, pursuant to which such Approving Buyer Shareholders have, among other things, agreed to vote all of the stock of Buyer owned by such Approving Buyer Shareholders in favor of the adoption of the Buyer Shareholder Approval Matters;
Concurrently with the execution and delivery of this Agreement and as a condition to the Parties’ willingness to enter into this Agreement, the shareholders of Buyer and Target listed on Annex C have entered into a Post-Closing Lock-Up Agreement, dated as of the date of this Agreement, substantially in the form which is attached as Exhibit 3 hereto, pursuant to which such Persons have, among other things, agreed not to transfer any shares of Buyer Common Stock to any third party for the periods following the Effective Time set forth therein; and

Certain capitalized terms used in this Agreement are defined in Section 12.1 of this Agreement.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1	TRANSACTIONS AND TERMS OF MERGER

1.Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged (the “Merger”) with and into Target in accordance with the provisions of Section 1100 of the General Corporation Law of the State of California (the “CGCL”). Target shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Buyer and shall continue to be governed by the Laws of the State of California. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target, Sub and Buyer.
2.Time and Place of Closing.
The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.
3.Effective Time.
The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time a properly executed agreement of merger conforming to Chapter 11 of the CGCL shall be filed with the Secretary of State of the State of California (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the second business day following the satisfaction or waiver (to the extent waiver is permitted by applicable law), of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver (if legally permissible) of those conditions) or at such other place, date and time as Buyer and Target may agree in writing.

ARTICLE 2	EFFECT OF MERGER

1.Charter.
The Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.
2.Bylaws.

The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.
3.Directors and Officers.
The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3	MANNER OF CONVERTING SHARES

1.Conversion of Shares.
Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:
(a)Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
(b)Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Surviving Corporation Common Stock.
(c)Each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of Buyer Common Stock as set forth below:
(i)Each share of Target Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Series D Per Share Merger Consideration for each share of Target Common Stock into which such share of Series D Preferred Stock is convertible;
(ii)Each share of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Series C Per Share Merger Consideration for each share of Target Common Stock into which such share of Series C Preferred Stock is convertible;
(iii)Each share of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Series B Per Share Merger Consideration for each share of Target Common Stock into such share of Series B Preferred Stock is convertible;

(iv)Each share of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Series A Per Share Merger Consideration for each share of Target Common Stock into which such share of Series A Preferred Stock is convertible; and
(v)Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Common Stock Per Share Merger Consideration;

provided, however, that each of the Series D Per Share Merger Consideration, Series C Per Share Merger Consideration, Series B Per Share Merger Consideration, Series A Per Share Merger Consideration and Common Stock Per Share Merger Consideration shall be increased (pro rata based on the number of Adjusted Series D Conversion Shares, Adjusted Series C Conversion Shares, Adjusted Series B Conversion Share, Adjusted Series A Conversion Shares and Common Stock Conversion Shares as a proportion of the total number of shares of Target Capital Stock outstanding, on an as-converted to Target Common Stock basis) to the extent necessary to increase the number of shares of Buyer Common Stock included in the aggregate Merger Consideration by the aggregate number of shares of Buyer Common Stock that would be cashed out as fractional interests under Section 3.5 if such increase to the Series D Per Share Merger Consideration, Series C Per Share Merger Consideration, Series B Per Share Merger Consideration, Series A Per Share Merger Consideration and Common Stock Per Share Merger Consideration was not made, in each case upon surrender of the certificate(s) representing the shares of Target Capital Stock as provided in Article 4, and all shares of Target Capital Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall automatically be cancelled and shall cease to exist.
2.Reserved.

3.Shares Held by Target or Buyer.
Each of the shares of Target Capital Stock held by any Target Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
4.Dissenting Shareholders.
Any holder of shares of Target Capital Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 1300(b) of the CGCL shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the CGCL and surrendered to Target the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Target fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Buyer shall issue and deliver the consideration to which such holder of shares of Target Capital Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Target Capital Stock held by such holder. If and to the extent required by applicable Law, the Surviving Corporation will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.
5.Fractional Shares.
Notwithstanding any other provision of this Agreement, each holder of shares of Target Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the market value of one share of Buyer Common Stock at the Effective Time. The market value of one share of Buyer Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Buyer) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
6.Target Stock Options and Stock Appreciation Rights.
(a)At the Effective Time, each outstanding option to purchase Target Common Stock under the Target Stock Incentive Plan (each, a “Target Stock Option”), and each outstanding stock appreciation right under the Target Stock Incentive Plan (each, a “Target SAR”), whether vested or unvested, and the Target Stock Incentive Plan, shall be assumed by Buyer, and Target shall take all corporate action necessary to ensure that each such Target Stock Option and Target SAR shall become an option to acquire or stock appreciation right with respect to, as applicable, on the same terms and conditions as were applicable under such Target Stock Option or Target SAR immediately prior to the Effective Time, a number of shares of Buyer Common Stock equal to the number of shares of Target Common Stock subject to such Target Stock Option or Target SAR immediately prior to the Effective Time, multiplied by the Common Stock Per Share Merger Consideration, with the result rounded down to the nearest whole number. The exercise price per share of Buyer Common Stock for each assumed Target Stock Option will equal the quotient obtained from dividing (i) the exercise price per share for the shares of Target Common Stock purchasable pursuant to the assumed Target Stock Option immediately prior to the Effective Time by (ii) the Common Stock Per Share Merger Consideration, with the result rounded up to the nearest whole cent, and the base value per share of Buyer Common Stock for each assumed Target SAR will equal the quotient obtained from dividing (i) the base value per share pursuant to the assumed Target SAR immediately prior to the Effective Time, by (ii) the Common Stock Per Share Merger Consideration, with the result rounded up to the nearest whole cent. Such Target Stock Options and Target SARs shall continue in effect on the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Target Stock Incentive Plan and the applicable stock option or stock appreciation rights agreement) to which they are subject (subject to the adjustments required by this Section 3.6 after giving effect to the Merger), except that all references to Target therein shall be deemed to mean Buyer. To the extent permitted by applicable Law, all assumed Target Stock Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code.

(b)As soon as practicable after the Effective Time, Buyer shall deliver to the holders of the Target Stock Options and Target SARs an appropriate notice evidencing the foregoing assumption setting forth the specific adjustments made to the assumed Target Stock Options and Target SARs, as provided in this Section 3.6.
(c)Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Target Stock Options and Target SARs (to the extent such Target SARs may be settled in shares of Buyer Common Stock) assumed in accordance with this Section 3.6. As soon as practicable (but in no event more than ten (10) business days after the Effective Time), Buyer shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to such assumed Target Stock Options and Target SARs (to the extent such Target SARs may be settled in shares of Buyer Common Stock) and thereafter shall use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any such assumed Target Stock Options and Target SARs remain outstanding.

ARTICLE 4	EXCHANGE OF SHARES
1.Exchange Procedures.
(a)Promptly after the Effective Time (and in any event within five (5) business days), Buyer shall make available to Buyer’s transfer agent or another exchange agent selected by Buyer (the “Exchange Agent”) for exchange in accordance with this Section 4.1 the shares of Buyer Common Stock issuable pursuant to this Agreement and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 3.5. Promptly after the Effective Time (and in any event within five (5) business days), Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Target Capital Stock immediately prior to the Effective Time (the “Certificates”) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Target Capital Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Target Capital Stock represented by Certificates that is not registered in the transfer records of Target, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

(b)After the Effective Time, each holder of shares of Target Capital Stock (other than shares as to which statutory dissenters’ rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1. To the extent required by Section 3.5, each holder of shares of Target Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Buyer Common Stock to which such holder may be otherwise entitled (without interest). Buyer shall not be obligated to deliver the consideration to which any former holder of Target Capital Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 4.1.
(c)Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Capital Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.
(d)Any other provision of this Agreement notwithstanding, neither Buyer, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Target Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of Target shall constitute ratification of the appointment of the Exchange Agent.
2.Rights of Former Target Shareholders.
At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Capital Stock immediately prior to the Effective Time and no transfer of Target Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Target Capital Stock (other than shares as to which statutory dissenters’ rights have been perfected as provided in Section 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF TARGET
Except as set forth in the corresponding sections or subsections of the Target Disclosure Memorandum, Target hereby represents and warrants to Buyer as follows:
1.Organization, Standing, and Power.
Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. The minute book and other organizational documents for Target have been made available to Buyer for its review and, except as disclosed in Section 5.1 of the Target Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.
2.Authority of Target; No Breach By Agreement.
(a)Target has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by Target’s shareholders in accordance with this Agreement and California law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target, subject to the approval of this Agreement by the (i) holders of a majority of the outstanding shares of Target Common Stock, (ii) holders of at least a majority of the outstanding shares of Target Preferred Stock (voting on an as−converted to Target Common Stock basis) and (iii) holders of at least a majority of the outstanding shares of each series of the Target Preferred Stock (voting separately on an as−converted to Target Common Stock basis), as contemplated by Section 8.1, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Target. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of any Target Entity, or (ii) except as disclosed in Section 5.2 of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Target Entity or any of their respective material Assets (including any Buyer Entity or any Target Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Target Entity being reassessed or revalued by any Regulatory Authority).
(c)Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target of the Merger and the other transactions contemplated in this Agreement.
3.Capital Stock.
(a)The authorized capital stock of Target consists of (i) 20,000,000 shares of Target Common Stock, of which 5,766,922 shares are issued and outstanding as of the date of this Agreement and (i) 10,000,000 shares of preferred stock, no par value per share, of which 7,162,103 shares of Target Preferred Stock are outstanding as set forth in Section 5.3(a) of the Target Disclosure Memorandum, which are convertible into an aggregate of 7,640,769 shares of Target Common Stock. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the CGCL. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past shareholders of Target.
(b)Except as set forth in Section 5.3(b) of the Target Disclosure Memorandum, there are no shares of capital stock or other equity securities of Target outstanding and no outstanding Equity Rights relating to the capital stock of Target. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Target.

4.Target Subsidiaries.
Target has no Subsidiaries.
5.Financial Statements.
Target has disclosed in Section 5.5 of the Target Disclosure Memorandum all Target Financial Statements for periods ended prior to the date hereof and will deliver to Buyer copies of all Target Financial Statements prepared subsequent to the date hereof. The Target Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be, in accordance with the books and records of Target, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly in all material respects the financial position of Target as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of Target for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect). Target maintains a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of Target’s Financial Statements in accordance with GAAP. Target’s external auditors have not identified to Target any material weakness in Target’s internal controls impacting the reliability of Target’s financial statements.
6.Absence of Undisclosed Liabilities.
No Target Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, except Liabilities (i) which are accrued or reserved against in the balance sheet of Target (the “Target Interim Balance Sheet”) as of December 31, 2013 (the “Interim Balance Sheet Date”), included in the Target Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or (ii) incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement.
7.Absence of Certain Changes or Events.
Since the Interim Balance Sheet Date, except as disclosed in the Target Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Target Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and (ii)  none of the Target Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Target provided in Article 7.
8.Tax Matters.

(a)All Target Entities have filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, such Tax Returns have been filed timely to the extent such jurisdictions are in the United States, and such Tax Returns are correct and complete in all material respects. None of the Target Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Target Entities (whether or not shown on any Tax Return) have been fully paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Target Entities. No claim is pending by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.
(b)None of the Target Entities has received any notice of assessment or proposed assessment in connection with any Taxes that have not been settled or paid, and there are not, to Target’s Knowledge, any threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Target Entity or the assets of any Target Entity. No officer or employee responsible for Tax matters of any Target Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Target Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)Each Target Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.
(d)The unpaid Taxes of each Target Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.
(e)None of the Target Entities is a party to any Tax allocation or sharing agreement and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is parent), or as a transferee or successor, by contract or otherwise.
(f)During the five-year period ending on the date hereof, none of the Target Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g)None of the Target Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Target has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2). None of the Target Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Target Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
(h)Each of the Target Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W‑9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.
(i)No Target Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country, or if no treaty or convention between the United States and such foreign country exists, any presence sufficient to constitute a taxable presence under the laws of such foreign jurisdiction.
9.Real Property.
(a)No Target Entity owns any real property.
(b)Each Target Entity has a good leasehold estate in each lease of real property (“Real Property Leases”), under which such Target Entity is a tenant or a subtenant, in each case free and clear of all Liens. No Target Entity is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. To the knowledge of Target, no other party to any Real Property Lease is in breach of or default under the terms of any such Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Each Real Property Lease to which a Target Entity is a party is a valid and binding obligation of such Target Entity and, to the knowledge of Target, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
10.Assets.

(a)Except as disclosed in Section 5.10 of the Target Disclosure Memorandum or as disclosed or reserved against in the Target Financial Statements delivered prior to the date of this Agreement, the Target Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to their respective businesses, except for any such Liens or other defects of title which are not reasonably likely to have a Target Material Adverse Effect. All tangible properties used in the businesses of the Target Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target’s past practices.
(b)All items of inventory of the Target Entities reflected on the most recent balance sheet included in the Target Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and are expected to consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Target Entities are a part, except inventory for which there is an appropriate reserve or accrual in such Target Financial Statements.
(c)The accounts receivable of the Target Entities as set forth on the Target Interim Balance Sheet included in the Target Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and to Target’s Knowledge are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on such Target Interim Balance Sheet has been determined in accordance with GAAP.
(d)All Assets which are material to Target’s business on a consolidated basis, held under leases or subleases by any of the Target Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.
(e)The Target Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Target Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Target Entity under such policies.
(f)The Assets of the Target Entities include all Assets required to operate the business of the Target Entities as presently conducted.
11.Intellectual Property.

Each Target Entity owns or has a license to use all of the Intellectual Property used by such Target Entity in the course of its business, including sufficient rights in each copy possessed or otherwise used by each Target Entity. Each Target Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Target Entity in connection with such Target Entity’s business operations, and such Target Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Target Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Target threatened, which challenge the rights of any Target Entity with respect to Intellectual Property used, sold or licensed by such Target Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Target, the conduct of the business of the Target Entities does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, no Target Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, every officer, director, or employee of any Target Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Target Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Target Entity, and, to the Knowledge of Target, no such officer, director or employee is party to any Contract with any Person other than a Target Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Target Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Target Entity. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, to the Knowledge of Target, no officer, director or employee of any Target Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person (other than any Target Entity).
12.Environmental Matters.
(a)Each Target Entity, and each property or facility leased or operated by it is, and has been, in compliance with all Environmental Laws, except for any such noncompliance which is not reasonably likely to have a Target Material Adverse Effect.
(b)There is no Litigation pending or to the Knowledge of Target, threatened, before any court, governmental agency, or authority or other forum in which any Target Entity or any property or facility leased or operated by it has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Target Entity nor, to the Knowledge of Target, is there any reasonable basis for any Litigation of a type described in this sentence.
(c)During the period of any Target Entity’s ownership or operation of any of their respective current or former properties or facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of any Target Entity’s ownership or operation of any of their respective current or former properties or facilities, to the Knowledge of Target, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property or facility.

13.Compliance with Laws.
Each Target Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Target Material Adverse Effect. Except as disclosed in Section 5.13 of the Target Disclosure Memorandum, none of the Target Entities:
(a)is in Default under any of the provisions of its articles or certificate of incorporation or bylaws (or other governing instruments);
(b)is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Target Material Adverse Effect; or
(c)has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Target Entity is not, or may not be, in compliance with any Laws or Orders (ii) threatening to revoke any Permits, or (iii) requiring any Target Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices; or
(d)has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Target Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Target Entity; and no Target Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Section 5.13 of the Target Disclosure Memorandum, none of any Target Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.
Section 5.13 of the Target Disclosure Memorandum contains a list of all independent contractors of each Target Entity (separately listed by Target Entity) and each such Person meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Target Entity under any applicable Law. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Buyer.

14.Labor Relations.
(a)No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or, to the Knowledge of Target, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Target, in the past five years, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity. Except as required by applicable Law or pursuant to employment agreements identified on Section 5.15 of the Target Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each Target Entity is terminable at will by the relevant Target Entity without any penalty, liability or severance obligation incurred by any Target Entity. No Target Entity will owe any amounts for wages or severance obligations to any of its employees or independent contractors as of the Closing Date outside of the ordinary course of business.
(b)All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
15.Employee Benefit Plans
(a)Target has disclosed in Section 5.15 of the Target Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Target Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan.” Each Target ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “Target Pension Plan.”

(b)Target has delivered to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Target Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.
(c)Each Target Benefit Plan is in compliance with the terms of such Target Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Each Target ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Target ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Target ERISA Plan as amended and as administered. Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Target has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Target Benefit Plan with applicable Laws. No Target Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that such Target Benefit Plan failed to comply with applicable Laws.
(d)There has been no oral or written representation or communication with respect to any aspect of the Target Benefit Plans made to employees of the Target which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Target nor any administrator or fiduciary of any Target Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Target or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan.
(e)All Target Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Target Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or distributed to participants of the Target Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f)No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Target Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).
(g)For any Target Pension Plan, the fair market value of such Target Pension Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Target Pension Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term “benefits” shall include the value of all benefits, rights and features protected under Internal Revenue Code Section 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all “benefit liabilities” as defined in ERISA Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of the Target Pension Plan, (ii) no change in the actuarial assumptions with respect to any Target Pension Plan, and (iii) no increase in benefits under any Target Pension Plan as a result of Target Pension Plan amendments or changes in any applicable Law which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such Target Pension Plan. All contributions with respect to an Employee Benefit Plan of Target, or any of its ERISA Affiliates that is subject to Internal Revenue Code Section 412 or ERISA Section 302 have or will be timely made and, with respect to any such Employee Benefit Plan, there is no Lien nor is there expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Target Pension Plan has a “liquidity shortfall” as defined in Internal Revenue Code Section 412(m)(5). Neither Target nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Internal Revenue Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006 have been timely paid by Target and by its ERISA Affiliates.
(h)No Liability under Title IV of ERISA has been or is expected to be incurred by Target or its ERISA Affiliates and no event has occurred that could reasonably be anticipated to result in Liability under Title IV of ERISA being incurred by Target or its ERISA Affiliates with respect to any ongoing, frozen, or terminated single-employer plan of Target or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of Target or of an ERISA Affiliate.
(i)Except as disclosed in Section 5.15 of the Target Disclosure Memorandum, no Target Entity has any Liability for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Target Benefit Plan and no circumstance exists which could give rise to such Taxes.

(j)Except as disclosed in Section 5.15 of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Target Entity from any Target Entity under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
(k)The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Target Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.
(l)All individuals who render services to any Target Entity and who are authorized to participate in a Target Benefit Plan pursuant to the terms of such Target Benefit Plan are in fact eligible to and authorized to participate in such Target Benefit Plan. All individuals participating in (or eligible to participate in) any Target Benefit Plan are common-law employees of a Target Entity.
(m)Neither the Target nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).
(n)All Target stock options have an exercise price per share that was not less than the “fair market value” of one share of Target Common Stock on the date of grant. All such stock options have been properly accounted for in accordance with GAAP in all material respects, and no change is expected in respect of any prior financial statements relating to expenses for stock−based compensation.
(o)Each Target Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Internal Revenue Code) subject to section 409A of the Internal Revenue Code has been operated since January 1, 2005 in good faith compliance with section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.
16.Material Contracts.
Except as disclosed in Section 5.16 of the Target Disclosure Memorandum or otherwise reflected in the Target Financial Statements, none of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment agreement that is not, subject to applicable Law, terminable at-will, or severance, termination, consulting or retirement

Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Target Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Target Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or vendors, including “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Target Entity entered into outside the ordinary course of business, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business involving payments under any individual Contract not in excess of $100,000 per annum or that may be terminated at any time by a Target Entity without any material payment or penalty), and (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10‑K filed by Target with the SEC as of the date of this Agreement if Target were subject to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 5.9(b) and 5.15(a), the “Target Contracts”). With respect to each Target Contract and except as disclosed in Section 5.16 of the Target Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Target Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; (C) no Target Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Target, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium.
17.Privacy of Customer Information
(a)Target is the sole owner of all IIPI relating to customers, former customers and prospective customers of Target, subject only to the rights of such customers. For purposes of this Agreement, “IIPI” means any information relating to an identified or identifiable natural Person.
(b)Target’s collection and use of such IIPI and the use of such IIPI by the Surviving Corporation as contemplated by this Agreement complies in all material respects with Target’s privacy policy and all applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.
18.Legal Proceedings.
There is no Litigation instituted or pending, or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Target Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Target Entity, or against any Asset, interest, or right of any of them, which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, nor are there any Orders outstanding against any Target Entity, which are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Section 5.18 of the Target Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Target Entity is a party and which names a Target Entity as a defendant or cross-defendant or for which any Target Entity has any potential Liability. Section 5.18 of the Target Disclosure Memorandum contains a summary of all Orders to which any Target Entity is subject.

19.Statements True and Correct.
(a)No representation or warranty or other statement made by Target in this Agreement, the Target Disclosure Memorandum or the certificates delivered pursuant to Section 9.2(d) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.
(c)None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Buyer’s shareholders in connection with the Buyer Shareholders’ Meeting, and any other documents to be filed by a Target Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Buyer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Buyer Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Buyer Shareholders’ Meeting.
(d)All documents that any Target Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
20.Tax and Regulatory Matters.
No Target Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

21.Required Vote of Target Shareholders.
Except for the approval (“Target Shareholder Approval”) by the written consent of (i) holders of at least a majority of the outstanding shares of Target Common Stock, (ii) holders of at least a majority of the outstanding shares of Target Preferred Stock (voting on an as−converted to Target Common Stock basis) and (iii) holders of at least a majority of the outstanding shares of each series of the Target Preferred Stock (voting separately on an as−converted to Target Common Stock basis) in favor of the adoption of this Agreement and the Merger (the “Target Shareholder Approval Matters”), no vote of the shareholders of Target or the holders of any other securities of Target (equity or otherwise) is required by the CGCL or any other applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Target to consummate the transactions contemplated hereby.
22.Board Recommendation.
The Board of Directors of Target, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Target Common Stock and Target Preferred Stock approve this Agreement, the Merger and the transactions contemplated hereby and thereby.

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER
Except as expressly set forth in (i) Buyer’s Annual Reports on Form 10−K, (ii) Buyer’s Quarterly Reports on Form 10−Q, (iii) Buyer’s Proxy Statements on Form DEF 14A, and (iv) Buyer’s Current Reports on Form 8−K, in each case filed since January 1, 2013 and in each case including the exhibits thereto (other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein to the extent they are predictive, cautionary or forward looking in nature, but not to the extent that they consist of facts describing the current state of Buyer); or (b) the corresponding sections or subsections of the Buyer Disclosure Memorandum, Buyer and Sub hereby represent and warrant to Target as follows:
1.Organization, Standing, and Power.
Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

2.Authority; No Breach By Agreement.
(a)Buyer has the corporate power and authority necessary to execute, deliver and enter into this Agreement and, subject to the Buyer Shareholder Approval, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer, subject to the Buyer Shareholder Approval, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Buyer. Subject to such requisite Buyer Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets (including any Buyer Entity or any Target Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Target Entity being reassessed or revalued by any Regulatory Authority).
(c)Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.
3.Capital Stock.

(a)The authorized capital stock of Buyer consists of (i) 25,000,000 shares of Buyer Common Stock, of which 5,360,083 shares are issued as of the date of this Agreement of which 856,198 shares are treasury stock. All of the 4,503,885 issued and outstanding shares of Buyer Common Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Target Capital Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the laws of the State of New York. None of the outstanding shares of Buyer Common Stock has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Target Capital Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Buyer.
(b)Except as set forth in Section 6.3(a), or as disclosed in Section 6.3 of the Buyer Disclosure Memorandum, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer.
4.Buyer Subsidiaries.
Buyer has disclosed in Section 6.4 of the Buyer Disclosure Memorandum all of the Buyer Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Buyer Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the Buyer Disclosure Memorandum, Buyer or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Buyer Subsidiary. No capital stock (or other equity interest) of any Buyer Subsidiary are or may become required to be issued (other than to another Buyer Entity) by reason of any Equity Rights, and there are no Contracts by which any Buyer Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Buyer Subsidiary (other than to another Buyer Entity). There are no Contracts relating to the rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Buyer Subsidiary. All of the shares of capital stock (or other equity interests) of each Buyer Subsidiary held by a Buyer Entity are fully paid and nonassessable free and clear of any Lien. Each Buyer Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Buyer Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.SEC Filings; Financial Statements.
(a)Buyer has timely filed and made available to Target all SEC Documents required to be filed by Buyer since October 1, 2010 (together with all such SEC Documents filed, whether or not required to be filed, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, none of the Buyer SEC Reports is the subject of any outstanding SEC comments or outstanding SEC investigation. No Buyer Subsidiary is required to file any form or report with the SEC. Buyer has made available to Target all material correspondence (if such correspondence has occurred since October 1, 2010) between the SEC, on the one hand, and any of the Buyer Entities, on the other hand, received by Buyer prior to the date of this Agreement. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) Section 906 of the Sarbanes-Oxley Act relating to the Buyer SEC Reports are accurate and complete in all material respects and comply as to form and content with applicable Laws. As used in this Section 6.5, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10‑Q of the SEC), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
(c)Buyer has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Buyer’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP. Buyer’s principal executive officer and its principal financial officer have disclosed, based on their then-most recent evaluation of internal control over financial reporting, to Buyer’s auditors and the audit committee of Buyer’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d)Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), and such disclosure controls and procedures are designed to ensure that material information relating to Buyer required to be included in reports filed by Buyer under the Exchange Act is accumulated and communicated to Buyer’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure.
(e)Except as set forth on Section 6.5 of the Buyer Disclosure Memorandum, Buyer is in compliance with all applicable NYSE listing rules and requirements and continued listing standards, and, to the Knowledge of Buyer, except for the Merger and the transactions contemplated thereby, or as set forth on Section 6.5 of the Buyer Disclosure Memorandum, there are no facts that cause or could reasonably be expected to cause Buyer to be non-compliant with any applicable NYSE listing rules and requirements and continued listing standards.
(f)Buyer’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Buyer, “independent” with respect to Buyer within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(g)Since October 1, 2010, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Buyer, the Board of Directors of Buyer or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act. Since October 1, 2010, neither Buyer nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Buyer, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer, or (iii) any claim or allegation regarding any of the foregoing.
6.Absence of Undisclosed Liabilities.
No Buyer Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, except Liabilities (i) which are accrued or reserved against in the consolidated balance sheet of Buyer (the “Buyer Balance Sheet”) as of December 31, 2013 (the “Buyer Balance Sheet Date”), included in the Buyer Financial Statements or reflected in the notes thereto, or (ii) incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement.

7.Absence of Certain Changes or Events.
Since the Buyer Balance Sheet Date, except as disclosed in the Buyer Financial Statements filed with the SEC prior to the date of this Agreement or as disclosed in Section 6.7 of the Buyer Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Buyer provided in Article 7.
8.Tax Matters.
(a)All Buyer Entities have filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, such Tax Returns have been filed timely to the extent such jurisdictions are in the United States, and such Tax Returns are correct and complete in all material respects. None of the Buyer Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities. No claim is pending by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.
(b)None of the Buyer Entities has received any notice of assessment or proposed assessment in connection with any Taxes that have not been settled or paid, and there are not, to Buyer’s Knowledge, any threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Buyer Entity or the assets of any Buyer Entity. No officer or employee responsible for Tax matters of any Buyer Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes, nor agreed to a Tax assessment or deficiency.
(c)Each Buyer Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.
(d)The unpaid Taxes of each Buyer Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Buyer Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Buyer Entities in filing their Tax Returns.

(e)None of the Buyer Entities is a party to any Tax allocation or sharing agreement and none of the Buyer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Buyer is parent), or as a transferee or successor, by contract or otherwise.
(f)During the five-year period ending on the date hereof, none of the Buyer Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.
(g)None of the Buyer Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Buyer has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2). None of the Buyer Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Buyer Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
(h)Each of the Buyer Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W‑9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.
(i)No Buyer Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country, or if no treaty or convention between the United States and such foreign country exists, any presence sufficient to constitute a taxable presence under the laws of such foreign jurisdiction.
9.Real Property.
(a)Section 6.9 of the Buyer Disclosure Memorandum sets forth all material real property owned by each Buyer Entity (the “Owned Real Property”). Each Buyer Entity has good and marketable fee simple title to the Owned Real Property owned by it, free and clear of all Liens, except as set forth on Section 6.9 of the Buyer Disclosure Memorandum.

(b)Each Buyer Entity has a good leasehold estate in each Real Property Lease under which such Buyer Entity is a tenant or a subtenant, in each case free and clear of all Liens. No Buyer Entity is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. To the knowledge of Buyer, no other party to any Real Property Lease is in breach of or default under the terms of any such Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Real Property Lease to which a Buyer Entity is a party is a valid and binding obligation of such Buyer Entity and, to the knowledge of Buyer, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
10.Assets.
(a)Except as disclosed in Section 6.10 of the Buyer Disclosure Memorandum or as disclosed or reserved against in the Buyer Financial Statements, the Buyer Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to its respective business, except for any such Liens or other defects of title which are not reasonably likely to have a Buyer Material Adverse Effect. All tangible properties used in the businesses of the Buyer Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Buyer’s past practices.
(b)All items of inventory of the Buyer Entities reflected on the most recent balance sheet included in the Buyer Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and are expected to consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Buyer Entities are a part, except inventory for which there is an appropriate reserve or accrual in such Buyer Financial Statements.
(c)The accounts receivable of the Buyer Entities as set forth on the Buyer Balance Sheet included in the Buyer Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and to Buyer’s Knowledge are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on such Buyer Balance Sheet has been determined in accordance with GAAP.
(d)All Assets which are material to Buyer’s business on a consolidated basis, held under leases or subleases by any of the Buyer Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(e)The Buyer Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer organizations. None of the Buyer Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Buyer Entity under such policies.
(f)The Assets of the Buyer Entities include all assets required to operate the business of the Buyer Entities as presently conducted.
11.Intellectual Property.
Each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business including sufficient rights in each copy possessed or otherwise used by each Buyer Entity. Each Buyer Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity’s business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Buyer Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Buyer threatened, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Buyer, the conduct of the business of the Buyer Entities does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 6.11 of the Buyer Disclosure Memorandum, no Buyer Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 6.11 of the Buyer Disclosure Memorandum, every officer, director, or employee of any Buyer Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Buyer Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Buyer Entity, and, to the Knowledge of Buyer, no such officer, director or employee is party to any Contract with any Person other than a Buyer Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Buyer Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Buyer Entity. Except as disclosed in Section 6.11 of the Buyer Disclosure Memorandum, to the Knowledge of Buyer, no officer, director or employee of any Buyer Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person (other than any Buyer Entity).
12.Environmental Matters.
(a)Each Buyer Entity, each Owned Real Property and each property or facility leased or operated by a Buyer Entity is, and has been, in compliance with all Environmental Laws, except for any such noncompliance which is not reasonably likely to have a Buyer Material Adverse Effect.

(b)There is no Litigation pending or to the Knowledge of Buyer, threatened, before any court, governmental agency, or authority or other forum in which any Buyer Entity, any Owned Real Property or any property or facility leased or operated by a Buyer Entity has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Buyer Entity nor, to the Knowledge of Buyer, is there any reasonable basis for any Litigation of a type described in this sentence.
(c)During the period of any Buyer Entity’s ownership or operation of any of their respective current or former properties or facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of any Buyer Entity’s ownership or operation of any of their respective current or former properties or facilities, to the Knowledge of Buyer, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property or facility.
13.Compliance with Laws.
Each Buyer Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as disclosed in Section 6.13 of the Buyer Disclosure Memorandum, none of the Buyer Entities:
(a)is in Default under any of the provisions of its certificate or articles of incorporation or bylaws (or other governing instruments);
(b)is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Buyer Material Adverse Effect; or
(c)has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not, or may not be, in compliance with any Laws or Orders (ii) threatening to revoke any Permits, or (iii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices; or

(d)has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Buyer Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Buyer Entity; and no Buyer Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Section 6.13 of the Buyer Disclosure Memorandum, none of any Buyer Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

Section 6.13 of the Buyer Disclosure Memorandum contains a list of all independent contractors of each Buyer Entity (separately listed by Buyer Entity) and each such Person meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Buyer Entity under any applicable Law. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Target.

14.Labor Relations.
(a)No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Buyer Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Buyer Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Buyer’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Buyer Entity pending or, to the Knowledge of Buyer, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Buyer, in the past five years, there has not been any attempt by any Buyer Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Buyer Entity. Except as required by applicable Law or pursuant to employment agreements identified on Section 6.15 of the Buyer Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each Buyer Entity is terminable at will by the relevant Buyer Entity without any penalty, liability or severance obligation incurred by any Buyer Entity. No Buyer entity will owe any amounts for wages or severance obligations to any of its employees or independent contractors as of the Closing Date outside of the ordinary course of business.
(b)All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
15.Employee Benefit Plans.

(a)Buyer has disclosed in Section 6.15 of the Buyer Disclosure Memorandum, and has delivered or made available to Target prior to the execution of this Agreement, (i) copies in each case of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Buyer Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Buyer Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Buyer Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Buyer Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Buyer ERISA Plan.”) Each Buyer ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “Buyer Pension Plan.”) No Buyer Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.
(b)Buyer has delivered to Target prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Buyer Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.
(c)Each Buyer Benefit Plan is in compliance with the applicable terms of such Buyer Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code in material compliance with the terms of ERISA, and in compliance with any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Buyer ERISA Plan which is intended to be qualified under Internal Revenue Code Section 401(a) has received a favorable determination letter from the IRS that is still in effect and applies to the Buyer ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Buyer ERISA Plan as amended and administered. Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Buyer has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Buyer Benefit Plan with applicable Laws. No Buyer Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that such Buyer Benefit Plan failed to comply with applicable Laws.

(d)There has been no oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans made to employees of the Buyer which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Buyer nor any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Buyer or Target to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Buyer Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Buyer Benefit Plan.
(e)All Buyer Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Buyer Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or distributed to participants of the Buyer Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.
(f)No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Buyer Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).
(g)For any Buyer Pension Plan, the fair market value of such Buyer Pension Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Buyer Pension Plan. For this purpose the funding status shall be determined assuming the Buyer Pension Plan will be continued indefinitely and by using the assumption set forth in the most recent actuarial statement for such Buyer Pension Plan. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Buyer Pension Plan, (ii) no change in the actuarial assumptions with respect to any Buyer Pension Plan, and (iii) no increase in benefits under any Buyer Pension Plan as a result of Buyer Pension Plan amendments or changes in any applicable Law which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such Buyer Pension Plan. All contributions with respect to an Employee Benefit Plan of Buyer, or of any of its ERISA Affiliates that is subject to Internal Revenue Code Section 412 or ERISA Section 302 have or will be timely made and, with respect to any such Employee Benefit Plan, there is no Lien nor is there expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Buyer Pension Plan has a “liquidity shortfall” as defined in Internal Revenue Code Section 412(m)(5). Neither the Buyer nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Internal Revenue Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006 have been timely paid by the Buyer and by each of its ERISA Affiliates.
(h)No Liability under Title IV of ERISA has been or is expected to be incurred by any of Buyer or its ERISA Affiliates and no event has occurred that could reasonably be anticipated to result in Liability under Title IV of ERISA being incurred by Buyer or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen or terminated single employer plan of Buyer or of any ERISA Affiliate.

(i)Except as disclosed in Section 6.15 of the Buyer Disclosure Memorandum, no Buyer Entity has any Liability for retiree health and life benefits under any of the Buyer Benefit Plans and there are no restrictions on the rights of such Buyer Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Buyer Benefit Plan and no circumstance exists which could give rise to such Taxes.
(j)Except as disclosed in Section 6.15 of the Buyer Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Buyer Entity from any Buyer Entity under any Buyer Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Buyer Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
(k)The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Buyer Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Buyer Financial Statements to the extent required by and in accordance with GAAP.
(l)All individuals who render services to any Buyer Entity and who are authorized to participate in a Buyer Benefit Plan pursuant to the terms of such Buyer Benefit Plan are in fact eligible to and authorized to participate in such Buyer Benefit Plan. All individuals participating in (or eligible to participate in) any Buyer Benefit Plan are common-law employees of a Buyer Entity.
(m)Neither the Buyer nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).
(n)All Buyer stock options have an exercise price per share that was not less than the “fair market value” of one share of Buyer Common Stock on the date of grant. All such stock options have been properly accounted for in accordance with GAAP in all material respects, and no change is expected in respect of any prior financial statements relating to expenses for stock−based compensation.
(o)Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Internal Revenue Code) subject to section 409A of the Internal Revenue Code has been operated since January 1, 2005 in good faith compliance with section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.

16.Material Contracts.
Except as disclosed in Section 6.16 of the Buyer Disclosure Memorandum or otherwise reflected in the Buyer Financial Statements, none of the Buyer Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment agreement that is not, subject to applicable Law, terminable at-will, or severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any Buyer Entity or the guarantee by any Buyer Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Buyer Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Buyer Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or vendors, including “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Buyer Entity entered into outside the ordinary course of business, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business involving payments under any individual Contract not in excess of $100,00 per annum or that may be terminated at any time by a Buyer Entity without any material payment or penalty), or (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10‑K filed by Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to Buyer’s Form 10‑K filed for the fiscal year ended September 30, 2013, or in an SEC Document and identified to Target (together with all Contracts referred to in Sections 6.9(b), and 6.15(a), the “Buyer Contracts”). With respect to each Buyer Contract and except as disclosed in Section 6.16 of the Buyer Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Buyer Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; (C) no Buyer Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Buyer, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Buyer Entity for money borrowed is prepayable at any time by such Buyer Entity without penalty or premium.
17.Privacy of Customer Information
(a)Buyer is the sole owner of all IIPI relating to customers, former customers and prospective customers of Buyer, subject only to the rights of such customers.
(b)Buyer’s collection and use of IIPI relating to Buyer’s customers, former customers and prospective customers complies in all material respects with Buyer’s privacy policy and all applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.

18.Legal Proceedings.
There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Buyer Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Section 6.18 of the Buyer Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Buyer Entity is a party and which names a Buyer Entity as a defendant or cross-defendant or for which any Buyer Entity has potential Liability. Section 6.18 the Buyer Disclosure Memorandum contains a summary of all Orders to which any Buyer Entity is subject.
19.Reports.
Since January 1, 2011, each Buyer Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
20.Statements True and Correct.
(a)No representation or warranty or other statement made by Buyer in this Agreement, the Buyer Disclosure Memorandum or the certificates delivered pursuant to Section 9.3(c) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.
(c)None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Buyer’s shareholders in connection with the Buyer Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Buyer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Buyer Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Buyer Shareholders’ Meeting.

(d)All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
21.Vote of Buyer Shareholders.
Except for the approval (“Buyer Shareholder Approval”) by the vote of holders of a majority of the outstanding shares of Buyer Common Stock in favor of the issuance of the aggregate Merger Consideration (the “Buyer Shareholder Approval Matters”) no vote of the shareholders of Buyer or the holders of any other securities of Buyer (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Buyer to consummate the transactions contemplated hereby.
22.Authority of Sub.
Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California as a wholly owned Subsidiary of Buyer. The authorized capital stock of Sub shall consist of 100 shares of Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Buyer free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Buyer, as the sole shareholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of approval of the Merger and this Agreement, as and to the extent required by applicable Law.
23.Tax and Regulatory Matters.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
24.Board Recommendation.
The Board of Directors of Buyer, at a meeting duly called and held, has by a vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Buyer Common Stock approve the issuance of the Merger Consideration.

ARTICLE 7	CONDUCT OF BUSINESS PENDING CONSUMMATION
1.Affirmative Covenants of Target.
From the date of this Agreement until the earlier of (i) the Effective Time, or (ii) the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target shall (A) operate its business only in the usual, regular, and ordinary course, (B) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (C) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
2.Negative Covenants of Target.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target covenants and agrees that it will not do or agree or commit to do any of the following:
(a)amend the articles of incorporation, bylaws or other governing instruments of Target, or
(b)incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Target Entity to another Target Entity) in excess of an aggregate of $50,000 (for the Target Entities on a consolidated basis) except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, on any Asset of any Target Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Target Disclosure Memorandum); or

(c)repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or repurchases of shares of Target Common Stock from employees, officers, directors, consultants or other persons performing services for Target pursuant to agreements under which Target has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Entity, or declare or pay any dividend or make any other distribution in respect of Target’s capital stock; or
(d)except for this Agreement, or pursuant to the exercise of stock options or conversion of Target Preferred Stock outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Target Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, or amend the terms of any Target SAR (as amended to date) outstanding as of the date hereof; or
(e)adjust, split, combine or reclassify any capital stock of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration; or
(f)except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three months or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person; or
(g)grant any increase in compensation or benefits to the employees or officers of any Target Entity, except in accordance with past practice disclosed in Section 7.2(g) of the Target Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Target Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Target Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Target Entity except in accordance with past practice disclosed in Section 7.2(g) of the Target Disclosure Memorandum; or
(h)enter into or amend any employment Contract between any Target Entity and any Person (unless such amendment is required by Law) that the Target Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or
(i)adopt any new employee benefit plan of any Target Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Target Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

(j)make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or
(k)commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Target Entity for material money damages or restrictions upon the operations of any Target Entity; or
(l)except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or
(m)permit any shares of Target Common Stock or Target Preferred Stock to be issued or transferred on its books in the five business days preceding the Effective Time.
3.Affirmative Covenants of Buyer.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the usual, regular and ordinary course, (b) use all reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
4.Negative Covenants of Buyer.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it will not do or agree or commit to do any of the following:
(a)amend the certificate or articles of incorporation, bylaws or other governing instruments of any Buyer Entity, or
(b)incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Buyer Entity to another Buyer Entity) in excess of an aggregate of $50,000 (for the Buyer Entities on a consolidated basis) except in the ordinary course of the business of the Buyer Entities consistent with past practices, or impose, or suffer the imposition, on any Asset of any Buyer Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Buyer Disclosure Memorandum); or

(c)repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or repurchases of shares of Buyer Common Stock from employees, officers, directors, consultants or other persons performing services for Buyer pursuant to agreements under which Buyer has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Buyer Entity, or declare or pay any dividend or make any other distribution in respect of Buyer’s capital stock except that prior to the Effective Time, the Board of Directors of Buyer may declare a special cash dividend payable with respect to shares of Buyer Common Stock held by shareholders of Buyer as of a record date prior to the Effective Time and payable after the Effective Time, in an amount not to exceed $0.55 per share; or
(d)except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.4(d) of the Buyer Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Buyer Common Stock or any other capital stock of any Buyer Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or
(e)adjust, split, combine or reclassify any capital stock of any Buyer Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Buyer Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Buyer Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or
(f)except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three months or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person; or
(g)grant any increase in compensation or benefits to the employees or officers of any Buyer Entity, except in accordance with past practice disclosed in Section 7.4(g) of the Buyer Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.4(g) of the Buyer Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Buyer Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Buyer Entity except in accordance with past practice disclosed in Section 7.4(g) of the Buyer Disclosure Memorandum; or
(h)enter into or amend any employment Contract between any Buyer Entity and any Person (unless such amendment is required by Law) that the Buyer Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i)adopt any new employee benefit plan of any Buyer Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Buyer Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or
(j)make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or
(k)commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Buyer Entity for material money damages or restrictions upon the operations of any Buyer Entity; or
(l)except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.
5.Adverse Changes in Condition.
Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 8	ADDITIONAL AGREEMENTS
1.Registration Statement; Proxy Statement; Shareholder Approval.
(a)Each of Target and Buyer shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, the parties hereto shall prepare and cause to be filed with the SEC the Proxy Statement and the Registration Statement in which the Proxy Statement will be included as a prospectus; provided, however, that prior to the filing of the Proxy Statement and the Registration Statement, Buyer shall consult with Target with respect to such filings and shall afford Target and its Representatives reasonable opportunity to comment thereon. Each of Target and Buyer shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations under the Securities Act and Exchange Act and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The parties hereto shall use reasonable best efforts to cause the Proxy Statement to be mailed to Buyer’s shareholders and Target’s shareholders, all as promptly as reasonably practicable after the date on which the Registration Statement is declared effective under the Securities Act (the “S−4 Effective Date”).

Target shall provide Buyer with any information for inclusion in the Proxy Statement and the Registration Statement that may be required under applicable Law or that is reasonably requested by Buyer. Buyer shall notify Target promptly after the receipt of notice of the S-4 Effective Date from the SEC, or the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement, the Registration Statement or for additional information, and Buyer will promptly supply to Target copies of all correspondence between Buyer or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. Each of Target and Buyer shall use reasonable best efforts to promptly resolve all SEC comments with respect to the Proxy Statement, the Registration Statement and any other required filings as promptly as practicable after receipt thereof. Each of Target and Buyer agree to correct any information provided by it for use in the Proxy Statement or the Registration Statement, which shall have become false or misleading in any material respect. Target will promptly notify the Buyer if at any time prior to the Buyer Shareholders’ Meeting Target becomes aware of any event which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement. In such case, the parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to Buyer’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, each party shall consult with each other party with respect to such amendment or supplement and shall afford each such party and its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, no party shall have any obligation to notify the other parties of any matters to the extent that its board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to its shareholders under applicable Law.
Subject to the other provisions of this Agreement, not sooner than a reasonable period after the S−4 Effective Date, but prior to the Buyer Shareholders’ Meeting, Target shall take all action necessary in accordance with the CGCL and the Target’s Articles of Incorporation and Bylaws to solicit approval by written consent from Target’s shareholders for the purpose of obtaining the Target Shareholder Approval.
(b)Subject to the other provisions of this Agreement, Buyer shall (i) take all action necessary in accordance with the New York Business Corporation Law and Buyer’s Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Buyer Shareholder Approval (the “Buyer Shareholders’ Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the S−4 Effective Date and holding the Buyer Shareholders’ Meeting as soon as reasonably practicable after mailing the Proxy Statement, unless otherwise mutually agreed by Target and by Buyer), (ii) include in the Proxy Statement the recommendation of Buyer’s board of directors that its shareholders grant the Buyer Shareholder Approval and (iii) use all reasonable best efforts to solicit from its shareholders proxies to secure the Buyer Shareholder Approval. Buyer shall, in its capacity as the sole shareholder of Sub, approve this Agreement and the consummation of the transactions contemplated hereby. Buyer shall not submit any proposals to its shareholders at the Buyer Shareholders’ Meeting other than the Buyer Shareholder Approval Matters without the prior written consent of Target.

(c)Neither the Board of Directors of Target, the Buyer nor any respective committee thereof shall (i) except as expressly permitted by this Article 8, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer or Target, as the case may be, the approval or recommendation of such Board of Directors with respect to the Buyer Shareholder Approval Matters or Target Shareholder Approval Matters, as applicable, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Target or Buyer to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to obtaining the Buyer Shareholder Approval or Target Shareholder Approval, as applicable, the Board of Directors of Target or Buyer determines in good faith, after it has received a Superior Proposal and, after receipt of advice from outside counsel and outside financial advisor, that the failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of Target or Buyer to the Target shareholders or Buyer shareholders, respectively, under applicable Law, the Board of Directors of Target or Buyer, as applicable, may (subject to this and the following sentences) inform its shareholders that it no longer believes that the Merger is advisable and no longer recommends approval of the Buyer Shareholder Approval Matters or Target Shareholder Approval Matters, as applicable, and may (subject to this and the following sentences) approve or recommend a Superior Proposal and in connection therewith withdraw or modify its approval or recommendation with respect to the Buyer Shareholder Approval Matters or Target Shareholder Approval Matters (a “Subsequent Determination”), but only at a time that is after the third business day following Target or Buyer’s receipt of written notice advising Buyer or Target that the Board of Directors of Target or Buyer has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, during such three business day period, Target or Buyer shall provide a reasonable opportunity to the other Party to make such adjustments in the terms and conditions of this Agreement as would enable Target or Buyer to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Party making such adjustment. Any material amendment to an Acquisition Proposal shall require Buyer or Target, as applicable, to deliver a new notice to the other Party and, after such new notice, the other Party shall have an additional three business day period to make adjustments to the terms and conditions of this Agreement before the Buyer or Target, as applicable, may make a Subsequent Determination.
2.Other Offers, Etc.
(a)No Target Entity or Buyer Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to this Article 8, approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction;

provided however, that this Section 8.2(a) shall not prohibit a Target Entity or Buyer Entity from furnishing nonpublic information regarding such Party to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) such Target Entity, Buyer Entity or their respective Representatives or Affiliates has not violated any of the restrictions set forth in this Section 8.2, (B) the Board of Directors of Target or Buyer, as applicable, determines in good faith (based on, among other things, the advice of its financial advisor) that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (C) its Board of Directors concludes in good faith, after consultation with its outside legal counsel and outside financial advisor, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties, as such duties would exist in the absence of this Section 8.2, to the shareholders of such Party under applicable Law, (D) (1) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, such Party gives the other Party written notice of the identity of such Person or Group and of such Party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) such Party receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). In addition to the foregoing, each of Target and Buyer shall provide the other Party with at least two business days prior written notice of a meeting of the Board of Directors of such Party at which meeting such Board of Directors is reasonably expected to resolve to recommend a Superior Proposal to its shareholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided further that both Parties hereby agree promptly to provide the other Party with any revised documentation and any Acquisition Agreement.
(b)In addition to the obligations of Target and Buyer set forth in Section 8.2(a), as promptly as practicable, and in any event within one business day after any of the executive officers of Target or Buyer become aware thereof, such Party shall advise the other Party of any request received by such Party for nonpublic information which such Party reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Each Party shall keep the other Party informed promptly of material amendments or modifications to any such request or Acquisition Proposal.
3.Exchange Listing.
Buyer shall use its reasonable best efforts to maintain its existing listing on the NYSE and to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Buyer Common Stock to be issued to the holders of Target Capital Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.
4.Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
5.Filings with State Offices.
Upon the terms and subject to the conditions of this Agreement, Target and Sub shall execute and file a copy of this Agreement with the Secretary of State of the State of California in connection with the Closing.
6.Agreement as to Efforts to Consummate.
Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.
7.Investigation and Confidentiality.
(a)Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Notwithstanding the foregoing, neither Party shall be required to provide such information or access to the extent it would cause a violation of any agreement to which such Party is a party (although each Party shall use commercially reasonable efforts to obtain any necessary consent so that such violation would not occur), would cause reasonable risk of a loss of a privilege to such Party, or would constitute a violation of any applicable Law. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

(b)In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
(c)Each Party shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to such Party to preserve the confidentiality of the information relating to the Target Entities or Buyer Entities provided to such Persons and their Affiliates and Representatives.
(d)Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
8.Press Releases.
Prior to the Effective Time, Target and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.
9.Tax Treatment.
Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and to report the Merger for federal, state and local income tax purposes in a manner consistent therewith.
10.State Takeover Laws.
Each Target Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.
11. Employee Benefits and Contracts.

Following the Effective Time, Buyer shall provide generally to officers and employees of the Target Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Target Entities to such officers and employees. For purposes of participation, vesting and (except in the case of Buyer retirement plans) benefit accrual under Buyer’s employee benefit plans, the service of the employees of the Target Entities prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans. Buyer also shall cause the Surviving Corporation to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.11 of the Target Disclosure Memorandum to Buyer between any Target Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Target Benefit Plans. With respect to Buyer’s benefit plans, subject to any applicable plan provisions, contractual requirements or laws, Buyer shall, (a) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements, waiting periods, any evidence of insurability requirements or pre-existing conditions would apply under the analogous Target benefit plan in which any such participating Target employee was a participant or eligible to participate as of immediately prior to the Effective Time, and (b) give effect, in determining any deductibles, co-insurance or maximum out of pocket limitations, to amounts paid by such participating Target employee prior to the Effective Time under a Target benefit plan in which any such employee was a participant as of immediately prior to the Effective Time (to the same extent that such credit was given under such Target benefit plan prior to the Effective Time) in satisfying such requirements during the plan year in which the Effective Time occurs.
12.Indemnification of Target Directors and Officers.
(a)For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Target Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable Law and Target’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.
(b)Buyer shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and Target shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Target’s existing directors’ and officers’ liability insurance policy (provided that Buyer or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Target given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Buyer nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Target’s directors and officers, 300% of the annual premium payments on Target’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer or the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
(c)Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld; and provided further that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(d)If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 8.12.
(e)The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.
13.Buyer Board.

Buyer shall take all requisite action to cause, effective immediately following the Effective Time, the board of directors of Buyer to consist of six (6) members, comprised of three directors of Buyer immediately prior to the Effective Time, subject to Section 9.3(e), and three directors of Target immediately prior to the Effective Time. The terms of the directors designated by Target and the terms of the directors designated by Buyer shall be equal as nearly as practicable within the classified board structure of Buyer under applicable Law. In lieu of one of the three directors to be appointed by Buyer or Target from the existing board members of Buyer or Target, as applicable, either Buyer or Target may appoint a person not currently serving on such Party’s board of directors if such person would qualify as an independent director under NYSE rules and such person is approved by the other Party not appointing such director. After the Effective Time, the composition of the Board shall be determined in accordance with applicable Law.
14.Section 16 Matters.
Prior to the Effective Time, the Board of Directors of Buyer, or an appropriate committee of non-employee directors, shall adopt a resolution in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, so that the acquisition by any officer or director of Target who may become a covered person of Buyer for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Buyer Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

ARTICLE 9	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
1.Conditions to Obligations of Each Party.
The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.6:
(a)Shareholder Approval. The shareholders of Target shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments. The shareholders of Buyer shall have approved the Merger and the issuance of shares of Buyer Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE.
(b)Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.
(c)Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

(d)Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.
(e)Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Buyer Common Stock issuable pursuant to the Merger shall have been received.
(f)Exchange Listing. The Buyer Common Stock has been continually listed on the NYSE during the period commencing with the date of this Agreement to the Effective Time and remains listed on the NYSE as of the Effective Time and there is no order or notice outstanding that would result in or cause the Buyer Common Stock to be not listed on the NYSE or suspended from trading immediately following the Effective Time. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
2.Conditions to Obligations of Buyer.
The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 12.6(a):
(a)Representations and Warranties. The representations and warranties of Target set forth in this Agreement (other than those contained in Sections 5.2(a), 5.3(a), and 5.20, which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Target Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The representations and warranties of Target set forth in Sections 5.2(a), 5.3(a), and 5.20 shall be true and correct in all respects (except, in the case of Section 5.3(a), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (or, if given as of a specific date, as of such date).
(b)Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)Certificates. Target shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Target and in Sections 9.2(a), and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.
(d)No Material Adverse Effect. Since the date hereof, no Target Material Adverse Effect shall have occurred.
(e)Dissenters’ Rights. No more than ten percent (10%) of the total issued and outstanding shares of Target Capital Stock have delivered written demand for the repurchase of their shares of Target Capital Stock in accordance with Section 1300 of the CGCL.
(f)FIRPTA Certificate. Target shall have delivered to Buyer (a) a certification from Target, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Target, that Target is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Internal Revenue Code Section 897(c)(2), and (b) proof reasonably satisfactory to Buyer that Target has provided notice of such certification to the IRS in accordance with the provisions of Treasury regulations Section 1.897-2(h)(2).
3.Conditions to Obligations of Target.
The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 12.6:
(a)Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement (other than those contained in Sections 6.2(a), 6.3(a), and 6.23 which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Buyer Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The representations and warranties set forth in Sections 6.2(a), 6.3(a), and 6.23 shall be true and correct in all respects (except, in the case of Section 6.3(a), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (or, if given as of a specific date, as of such date).

(b)Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)Certificates. Buyer shall have delivered to the Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Buyer and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall request.
(d)No Material Adverse Effect. Since the date hereof, no Buyer Material Adverse Effect shall have occurred.
(e)Board Resignations. Each of the members of the Board of Directors of Buyer identified on Annex D (the “Non-Continuing Directors”) shall have submitted an irrevocable letter of resignation, effective at the Effective Time.

ARTICLE 10	TERMINATION
1.Termination.
Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target and shareholders of Buyer or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a)By mutual written agreement of Buyer and Target; or
(b)By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 9.2(a) or 9.3(a) as applicable; or
(c)By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 9.2(b) or 9.3(b) as applicable; or

(d)By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of Buyer fail to vote their approval of the Buyer Shareholder Approval Matters at the Buyer Shareholders’ Meeting, or the shareholders of Target fail to approve the Target Shareholder Matters, where such matters were presented to such shareholders for approval and voted upon; or
(e)By either Party in the event that the Merger shall not have been consummated by September 28, 2014, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); provided, that in the event that the Registration Statement has not been declared effective under the Securities Act by September 28, 2014, then either Party shall be entitled to extend the date for termination pursuant to this Section 10.1(e) for an additional sixty (60) days, unless the Party electing such extension has breached Section 8.1(a); or
(f)By Buyer in the event that (i) the Board of Directors of Target shall have failed to recommend, without modification or qualification, that shareholders of Target approve the Target Shareholder Approval Matters or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such Board of Directors, or (ii) the Board of Directors of Target shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger, or (iii) Target breaches any of its obligations under Sections 8.1 or 8.2; or
(g)By Target in the event that (i) the Board of Directors of Buyer shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that shareholders of Buyer approve the Buyer Shareholder Approval Matters or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Target, the recommendation of such Board of Directors in favor of the Buyer Shareholder Approval, or (ii) the Board of Directors of Buyer shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger, or (iii) Buyer breaches any of its obligations under Sections 8.1 or 8.2; or
(h)By Target, (provided that Target has complied with its obligations under Sections 8.1 and 8.2), if prior to obtaining the Target Shareholder Approval, the Board of Directors of Target has authorized Target to accept or enter into a written agreement for a transaction constituting a Superior Proposal; provided, however, that (i) at least two business days prior to any such termination, Target shall, and shall cause its advisors to, negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Target to proceed with the transactions contemplated herein on such adjusted terms, and (ii) Target shall have tendered to Buyer payment in full of the amount specified in Section 12.2(b) concurrently with delivery of notice of termination pursuant to this Section 10.1(h); or

(i)By Buyer, (provided that Buyer has complied with its obligations under Sections 8.1 and 8.2), if prior to obtaining the Buyer Shareholder Approval, the Board of Directors of Buyer has authorized Buyer to accept or enter into a written agreement for a transaction constituting a Superior Proposal; provided, however, that (i) at least two business days prior to any such termination, Buyer shall, and shall cause its advisors to, negotiate with Target to make such adjustments in the terms and conditions of this Agreement as would enable Buyer to proceed with the transactions contemplated herein on such adjusted terms, and (ii) Buyer shall have tendered to Target payment in full of the amount specified in Section 12.2(b) concurrently with delivery of notice of termination pursuant to this Section 10.1(i).
(j)By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e).
2.Effect of Termination.
In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2, Section 8.7(b), and Article 12, shall survive any such termination and abandonment. Notwithstanding the foregoing, to the extent that any termination of this Agreement results from the willful and material breach by a Party of any representation or warranty or covenant set forth in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Party as a result of such breach.

ARTICLE 11	RESERVED

ARTICLE 12	MISCELLANEOUS
1.Definitions.
(a)Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“Acquisition Proposal” means any proposal (whether communicated to either Party or publicly announced to either Parties’ shareholders) by any Person (other than Buyer, Target or any Party or their Affiliates) for an Acquisition Transaction involving Target, Buyer or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute fifteen percent (15%) or more of the consolidated assets of Target or Buyer as reflected on such Parties’ consolidated statement of condition prepared in accordance with GAAP.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Target or Buyer by any Person or “Group” (other than Buyer, Target or any of their Affiliates) of 15% or more in interest of the total outstanding voting securities of Target, Buyer or any of their Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than Buyer, Target or any of their Affiliates) beneficially owning 15% or more in interest of the total outstanding voting securities of Target, Buyer or any of their Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Target or Buyer pursuant to which the shareholders of Target or Buyer immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the assets of Target or Buyer; or (iii) any liquidation or dissolution of Target or Buyer.
“Adjusted Series A Conversion Shares” means the sum of (i) the Series A Conversion Shares plus (ii) the Series A Adjustment Shares.
“Adjusted Series B Conversion Shares” means the sum of (i) the Series B Conversion Shares plus (ii) the Series B Adjustment Shares.
“Adjusted Series C Conversion Shares” means the sum of (i) the Series C Conversion Shares plus (ii) the Series C Adjustment Shares.
“Adjusted Series D Conversion Shares” means the sum of (i) the Series D Conversion Shares plus (ii) the Series D Adjustment Shares.
“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
“Buyer Common Stock” means the $0.01 par value common stock of Buyer.
“Buyer Disclosure Memorandum” means the written information entitled “Vicon Disclosure Memorandum” delivered on or prior to the date of this Agreement to Target describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Notwithstanding the foregoing, information disclosed with respect to one Section shall also be deemed to be disclosed with respect to any other Section to which the relevance of such item is reasonably apparent on the face of such disclosure.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.
“Buyer Financial Statements” means the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of December 31, 2013, and as of September 30, 2013, and the related statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended December 31, 2013 and each of the three fiscal years ended September 30, 2013, 2012 and 2011, as filed by Buyer in SEC Documents.
“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Buyer Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior informed written Consent of Target in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, including expenses incurred by Buyer in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Buyer to, this Agreement or any of the transactions contemplated by this Agreement, (F) failure of Buyer to meet the revenue or earnings projections provided to Target, the revenue or earnings predictions of equity analysts or any other published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, or (G) changes, solely in and of themselves, in the market price or trading volume of Buyer Common Stock (it being understood that the cause of any such changes may be deemed to constitute, in and of itself, a Buyer Material Adverse Effect and may be taken into consideration in determining whether a Buyer Material Adverse Effect has occurred).
“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include the Buyer Subsidiaries described in the Buyer Financial Statements.
“Closing Date” means the date on which the Closing occurs.
“Common Stock Aggregate Merger Consideration” means the product of (i) the Common Stock Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Common Stock Conversion Shares” means the difference of (i) the total number of shares of Target Common Stock outstanding immediately prior to the Effective Time, less (ii) the number of Preferred Adjustment Shares.

“Common Stock Per Share Merger Consideration” means the quotient of (i) the Common Stock Aggregate Merger Consideration divided by (ii) the total number of shares of Target Common Stock outstanding immediately prior to the Effective Time.
“Common Stock Pro Rata Portion” means (i) the Common Stock Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 9, 2013, between Target and Buyer.
“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which together with a Target Entity would be treated as a single employer under Code Section 414.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exhibits” 1 through 3, inclusive, means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.
“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.
“Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing; (ii) domain names and other Internet addresses or identifiers; (iii) patents and patent applications; (iv) copyrights (registered and unregistered) and applications for registration; (v) know-how, inventions, methods, processes, customer lists and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge of the chairman, president, chief financial officer, chief accounting officer or chief operating officer of such Person.
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Owned Real Property, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.
“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.
“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“Merger Consideration” means a number of shares of Buyer Common Stock equal to the Outstanding Equity of Buyer immediately prior to the Effective Time, which shall be issued to the holders of shares of Target Capital Stock in accordance with Section 3.1 of this Agreement.
“NYSE” means the NYSE MKT LLC.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.
“Outstanding Equity” means (i) with respect to Buyer, the total number of shares of Buyer Common Stock then issued and outstanding, excluding outstanding options to purchase Buyer Common Stock, and any other securities convertible into Buyer Common Stock, and (ii) with respect to Target, the total number of shares of Target Common Stock then issued and outstanding plus the total number of shares of Target Common Stock into which the Target Preferred Stock is convertible, excluding outstanding options to purchase Target Common Stock, and any other securities convertible into Target Common Stock.
“Party” means any of Target, Sub or Buyer, and “Parties” means Target, Sub and Buyer.
“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
“Preferred Adjustment Shares” means 1,450,000 shares of Target Common Stock.
“Pro Rata Share” means a percentage equal to (i) the Merger Consideration payable to such Target Shareholder divided by (ii) the aggregate Merger Consideration.
“Proxy Statement” means the letter to shareholders of Buyer, notice of meeting with respect to the Buyer Shareholders’ Meeting, proxy statement/prospectus, forms of proxy and any other proxy solicitation materials to be filed with the SEC and distributed to shareholders of Buyer in connection with the Merger.
“Registration Statement” means the Registration Statement on Form S‑4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the shareholders of Target in connection with the transactions contemplated by this Agreement.
“Regulatory Authorities” means, collectively, the SEC, the NYSE and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, employee, consultant, or other representative or agent engaged by a Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
“Series A Adjustment Shares” means the product of (i) the Preferred Adjustment Shares multiplied by (ii) the Series A Pro Rata Adjustment Amount.
“Series A Aggregate Merger Consideration” means the product of (i) the Series A Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Series A Conversion Shares” means the total number of shares of Target Common Stock into which all shares of Target Series A Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series A Per Share Merger Consideration” means the quotient of (i) the Series A Aggregate Merger Consideration divided by (ii) the Series A Conversion Shares.
“Series A Pro Rata Adjustment Amount” means the quotient of (i) the Series A Conversion Shares divided by (i) the total number of shares of Target Common Stock into which all shares of Target Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series A Pro Rata Portion” means the quotient of (i) the Adjusted Series A Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Series B Adjustment Shares” means the product of (i) the Preferred Adjustment Shares multiplied by (ii) the Series B Pro Rata Adjustment Amount.
“Series B Aggregate Merger Consideration” means the product of (i) the Series B Pro Rata Portion multiplied by (ii) the Merger Consideration.

“Series B Conversion Shares” means the total number of shares of Target Common Stock into which all shares of Target Series B Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series B Per Share Merger Consideration” means the quotient of (i) the Series B Aggregate Merger Consideration divided by (ii) the Series B Conversion Shares.
“Series B Pro Rata Adjustment Amount” means the quotient of (i) the Series B Conversion Shares divided by (i) the total number of shares of Target Common Stock into which all shares of Target Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series B Pro Rata Portion” means (i) the Adjusted Series B Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Series C Adjustment Shares” means the product of (i) the Preferred Adjustment Shares multiplied by (ii) the Series C Pro Rata Adjustment Amount.
“Series C Aggregate Merger Consideration” means the product of (i) the Series C Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Series C Conversion Shares” means the total number of shares of Target Common Stock into which all shares of Target Series C Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series C Per Share Merger Consideration” means the quotient of (i) the Series C Aggregate Merger Consideration divided by (ii) the Series C Conversion Shares.
“Series C Pro Rata Adjustment Amount” means the quotient of (i) the Series C Conversion Shares divided by (i) the total number of shares of Target Common Stock into which all shares of Target Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series C Pro Rata Portion” means (i) the Adjusted Series C Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Series D Adjustment Shares” means the product of (i) the Preferred Adjustment Shares multiplied by (ii) the Series D Pro Rata Adjustment Amount.
“Series D Aggregate Merger Consideration” means the product of (i) the Series D Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Series D Conversion Shares” means the total number of shares of Target Common Stock into which all shares of Target Series D Preferred Stock outstanding immediately prior to the Effective Time are convertible.

“Series D Per Share Merger Consideration” means the quotient of (i) the Series D Aggregate Merger Consideration divided by (ii) the Series D Conversion Shares.
“Series D Pro Rata Adjustment Amount” means the quotient of (i) the Series D Conversion Shares divided by (i) the total number of shares of Target Common Stock into which all shares of Target Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series D Pro Rata Portion” means (i) the Adjusted Series D Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Sub Common Stock” means the $1.00 par value common stock of Sub.
“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Target Entities or the Buyer Entities and (ii) with respect to which the Board of Directors of Target or Buyer, as applicable (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable from a financial point of view to such Party’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of such Party, after obtaining the advice of its financial advisor, any proposed changes to this Agreement that may be proposed by the other Party in response to such Acquisition Proposal).
“Surviving Corporation” means Target as the surviving corporation resulting from the Merger.
“Target Capital Stock” means, collectively, the Target Common Stock, the Target Series A Preferred Stock, the Target Series B Preferred Stock, the Target Series C Preferred Stock and the Target Series D Preferred Stock.
“Target Common Stock” means the common stock, no par value, of Target.

“Target Disclosure Memorandum” means the written information entitled “IQinVision Disclosure Memorandum” delivered on or prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Notwithstanding the foregoing, information disclosed with respect to one Section shall also be deemed to be disclosed with respect to any other Section to which the relevance of such item is reasonably apparent on the face of such disclosure.
“Target Entities” means, collectively, Target and all Target Subsidiaries.
“Target Financial Statements” means the balance sheets (including related notes and schedules, if any) of Target as of December 31, 2013, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2013.
“Target Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Target and its Subsidiaries, taken as a whole, or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Target Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of Target (or any of its Subsidiaries) taken with the prior informed written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Target, including expenses incurred by Target in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Target to, this Agreement or any of the transactions contemplated by this Agreement, or (F) failure of Target to meet the revenue or earnings projections provided to Buyer for any period ending on or after the date of this Agreement,.
“Target Preferred Stock” means, collectively, the Target Series A Preferred Stock, the Target Series B Preferred Stock, the Target Series C Preferred Stock and the Target Series D Preferred Stock.
“Target Series A Preferred Stock” means the Series A preferred stock, no par value, of Target.
“Target Series B Preferred Stock” means the Series B preferred stock, no par value, of Target.
“Target Series C Preferred Stock” means the Series C preferred stock, no par value, of Target.
“Target Series D Preferred Stock” means the Series D preferred stock, no par value, of Target.

“Target Shareholders” means the shareholders of Target as of the Closing Date.
“Target Stock Incentive Plan” means the IQinVision 2011 Stock Incentive Plan and 2001 Stock Incentive Plan.
“Target Subsidiaries” means the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Effective Time.
“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
(b)The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page	Term	Page
Acquisition Agreement	45	Individually Identifiable
Agreement	1	Personal Information	20, 36
Approving Buyer Shareholders	1	IRS	17
Approving Target Shareholders	1	Maximum Amount	50
Buyer	1	Merger	2
Buyer Benefit Plans	33	Owned Real Property	28
Buyer Contracts	36	Real Property Leases	12
Buyer ERISA Plan	33	S-4 Effective Date	43
Buyer Pension Plan	33	Sub	1
Buyer SEC Reports	25	Subsequent Determination	45
Buyer Shareholder Approval	38	Target	1
Buyer Shareholder Approval Matters	38	Target Benefit Plans	16
Buyer Shareholders' Meeting	44	Target Contracts	20
Certificates	6	Target ERISA Plan	17
CGCL	2	Target Pension Plan	17
Closing	2	Target Shareholder Approval	22
DOL	17	Target Shareholder Approval Matters	22
Effective Time	2	Target Voting Agreement	1
Exchange Agent	6	Termination Fee	69
Indemnified Party	49	WARN Act	15

(c)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”
2.Expenses.
(a)Except as otherwise provided in this Section 12.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
(b)Notwithstanding the foregoing, if:
(i)Either Target or Buyer terminates this Agreement pursuant to Section 10.1(d)(iii), 10.1(e) or 10.1(j) and there has been publicly announced and not withdrawn another Acquisition Proposal with respect to Target , and within nine months of such termination Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 15% and 85% amounts in the definition of Acquisition Transaction to 50%); or

(ii)Either Target or Buyer terminates this Agreement pursuant to Section 10.1(d)(iii), 10.1(e) or 10.1(j) and there has been publicly announced and not withdrawn another Acquisition Proposal with respect to Buyer, and within nine months of such termination Buyer shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 15% and 85% amounts in the definition of Acquisition Transaction to 50%); or
(iii)Buyer shall terminate this Agreement pursuant to Section 10.1(f); or
(iv)Target shall terminate this Agreement pursuant to Section 10.1(g); or
(v)Target shall terminate this Agreement pursuant to Section 10.1(h);
(vi)Buyer shall terminate this Agreement pursuant to Section 10.1(i); or
(vii)Target shall terminate this Agreement pursuant to Section 10.1(c), (e) or (j) if the reason for such termination is Buyer’s failure to have delivered irrevocable letters of resignation, effective immediately prior to the Closing, from each of the Non-Continuing Directors, then, in the case of a termination under clauses (i),(iii), or (v) above, Target shall pay to Buyer an amount equal to $750,000.00 (the “Termination Fee”), and in the case of a termination under clauses (ii),(iv), (vi) or (vii) above, Buyer shall pay to Target the Termination Fee. The Party required to pay the Termination Fee hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (b)(i) or (b)(ii) of this Section 12.2, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (b)(iii) or b(iv) of this Section 12.2, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of an Acquisition Agreement with respect to such Acquisition Transaction or (ii) two business days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (b)(v) or (b)(vi) of this Section 12.1(c), the Termination Fee shall be paid in same-day funds at or prior to the termination of this Agreement.
(c)The Parties acknowledge that the agreements contained in paragraph (b) of this Section 12.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if any Party fails to pay promptly any fee payable by it pursuant to this Section 12.2, then such Party shall pay to the other Party, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the Termination Fee at a rate per annum equal to the “U.S. Prime Rate” (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.
(d)On any termination of this Agreement pursuant to subsections (b)(i)-(b)(vi) of this Section 12.2, subject to (i) Section 10.2 and (ii) the payment of any amounts owing pursuant to this Section 12.2, there shall be no other liability on the part of Target or Buyer to the other except as provided in the Confidentiality Agreement.
3.Brokers and Finders.
Except as set forth in Sections 12.3 of the Buyer Disclosure Memorandum and the Target Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this

Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Target or by Buyer, each of Target and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.
4.Entire Agreement.
Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.11 and 8.12.
5.Amendments.
To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, provided, however, that after obtaining the Buyer Shareholder Approval or the Target Shareholder Approval, there shall not be made any amendment that requires further approval by the shareholders of Buyer or Target, as applicable, without the further approval of such shareholders.
6.Waivers.
(a)Prior to or at the Effective Time, Buyer, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer
(b)Prior to or at the Effective Time, Target, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer or Sub, to waive or extend the time for the compliance or fulfillment by Buyer or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.
(c)The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
7.Assignment.
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.Notices.
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered, except that if sent by registered or certified mail, such notices or communications shall be deemed to have been delivered three (3) business days following such mailing:

Target:	IQinVision, Inc.
33122 Valle Road
San Juan Capistrano, CA 92675
Facsimile Number: (949) 334-3311
Attention: Charles Chestnutt

Copy to Counsel:	Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive
Suite 1600
Newport Beach, CA 92660
Facsimile Number: (949) 725-4100
Attention: Christopher D. Ivey

Buyer:	Vicon Industries, Inc.
131 Heartland Blvd.
Edgewood, New York 11717
Facsimile Number: (631) 951-2288
Attention: Kenneth M. Darby

Copy to Counsel:	Fox Rothschild LLP
100 Park Avenue
New York, New York 10016
Facsimile Number: (212) 692-0940
Attention: Alison Newman

9.Governing Law.
Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York, except to the extent required under the CGCL. The Parties all expressly agree and acknowledge that the State of New York has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of New York, New York. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

10.Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
11.Captions; Articles and Sections.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
12.Interpretations.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
13.Enforcement of Agreement.
The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
14.Severability.
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

VICON INDUSTRIES, INC.

By:    /s/ Kenneth M. Darby
Name: Kenneth M. Darby
Title: Chairman and CEO

VI MERGER SUB, INC.

By:    /s/ Kenneth M. Darby
Name: Kenneth M. Darby
Title: Chairman and CEO

IQINVISION, INC.

By:    /s/ Charles Chestnutt
Name: Charles Chestnutt
Title: Chief Executive Officer

Annex A
Approving Target Shareholders

Charles Chestnutt
Rob Ledenko
Gregg Bone
Gioia Messinger
Peter DeAngelis
Martin Gray
Richard Fryling
John L. Moss
Ken Olson
Buddy Flerl
Gordian, Inc.
Wolfen Revocable Trust Dated 7-22-02
The Lawrence P. Wolfen Testamentary Trust

Annex B
Approving Buyer Shareholders

Kenneth M. Darby
Julian A. Tiedemann
David W. Wright
Henry Partners, L.P.
Matthew Partners, L.P.
Article 6 Marital Trust

Annex C
Lock-Up Shareholders

Kenneth M. Darby
Julian A. Tiedemann
Arthur D. Roche

Charles Chestnutt
Rob Ledenko
Gregg Bone
Gioia Messinger
Peter DeAngelis
Martin Gray
Richard Fryling
John L. Moss
Ken Olson
Buddy Flerl
Gordian, Inc.

Annex D
Non-Continuing Directors

David W. Wright
W. Gregory Robertson
Bernard F. Reynolds